Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in this Registration Statement of Jushi Holdings Inc. on Form S-3 of our report dated April 17, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Jushi Holdings Inc. as of December 31, 2022 and for each of the years in the two year period ended December 31, 2022, appearing in the Annual Report on Form 10-K of Jushi Holdings Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
Chicago, Illinois
August 30, 2024